Exhibit 10.11

PACWEST BANCORP

PACWEST BANCORP EMPLOYEE SEVERANCE PLAN
EFFECTIVE FEBRUARY 12, 2020
______________________________________________________________________________

ARTICLE 1
NAME, PURPOSE AND EFFECTIVE DATE OF PLAN
1.1    Name and Purpose of Plan. The Plan shall be known as the PacWest Bancorp Employee Severance Plan (the “Plan”). The purpose of this Plan is to provide severance benefits to employees of the Company who experience an Employment Loss on or after the Effective Date. This Plan document also serves as a summary plan description.
1.2    Effective Date. The Plan became effective on February 12, 2020 (the “Effective Date”). As of the Effective Date, the Employee Severance Pay Plan Policy was terminated and of no further force or effect; provided that any individuals who, as of the Effective Date, had been notified in writing of their right to receive severance benefits under the prior plan or who were already receiving severance benefits under the prior plan shall continue to receive severance benefits in accordance with the prior plan.
ARTICLE 2
ELIGIBILITY AND BENEFITS
2.1    Eligibility. Employees eligible to participate in the Plan (each, a “Participant”) must be employed on a salaried or hourly basis and have completed at least three (3) months of continuous service with the Company at the time of the Employment Loss. Any person who is classified by the Company as a temporary or seasonal employee or who is employed through an agency is not eligible to participate in the Plan, nor is any person who is classified as an independent contractor; and, accordingly, these individuals are excluded from the Plan.
2.2    Employment Loss. A Participant shall receive or be eligible to receive the severance benefits described in Section 2.3 if the Participant experiences a termination of employment, initiated by the Company, that, in the Administrator’s sole discretion, resulted directly from changes in the Company’s business needs, operations or organizations, including reorganizations, staffing changes, job eliminations and reductions in work force (an “Employment Loss”). Notwithstanding the foregoing, a Participant who has been notified in writing of an impending Employment Loss will not be eligible to receive severance benefits under this Plan if prior to the date of the Employment Loss:
(a)    the Participant refuses or fails to perform an assignment or engages in conduct that may adversely affect the Company’s reputation or business relations or breaches any written restrictive covenant agreement between the Participant and the Company or other restrictive covenant obligations owed to the Company;
(b)    the Participant’s employment is terminated for cause or due to the Participant’s death or disability or the Participant voluntarily terminates his or her employment; or
(c)    the Participant accepts another position with the Company or a successor thereto or rejects an offer of employment for a comparable position with the Company or a successor thereto. A position will generally be deemed comparable if the position (i) has job responsibilities and skill requirements that are similar to the Participant’s previous position and requires limited additional training to perform competently; (ii) is within 25 miles from the Participant’s work location at the time of the Employment Loss; and (iii) has a total target cash compensation opportunity of at least 80% of the Participant’s total target cash compensation opportunity at the time of the Employment Loss;
in each case, as determined by the Administrator in his/her sole discretion.

2.3    Severance Benefits. Subject to the terms of the Plan, a Participant who meets the requirements in Section 2.2 shall receive or be eligible to receive:
(a)    Basic Severance Benefit. A lump sum cash severance payment equal to one pay period based on the Participant’s Weekly Base Pay (the “Basic Severance Benefit”); and
(b)    Supplemental Severance Benefit. Subject to the conditions set forth in Section 2.5, a lump sum cash severance payment equal to the sum of (i) four (4) weeks of Weekly Base Pay and (ii) one (1) week of Weekly Base Pay for each full Year of Service (the “Supplemental Severance Benefit”); subject to the minimums based on job grade designation set forth in the table below:

Job Grade Designation	Minimum Weeks of Weekly Base Pay for Supplemental Severance Benefits
Grades 21 and below	4
Grade 22-24	12
Grades 25 and above	16

    Notwithstanding the foregoing, the Company reserves the right to depart from the calculation for determining the amount of the Supplemental Severance Benefit when a Participant’s attendance, job performance or other job-related conduct justifies an upward or downward adjustment in the Supplemental Severance Benefit. The Company will treat like cases similarly.

(c)    Outplacement Services. Additionally, subject to the conditions set forth in Section 2.5, the Administrator may, in his/her sole discretion, offer outplacement services to Participants in grades 25 and above. The Administrator has sole discretion to determine the kind, nature, quality and cost of outplacement services to be offered, if any.
2.4    No Duplication of Benefits. If, pursuant to an Other Company Agreement between a Participant and the Company, a Participant is eligible to receive cash severance under such agreement in an amount that exceeds the cash severance payable under this Article 2, such Participant’s right to cash severance shall instead be governed by the terms of such Other Company Agreement and no amount shall be payable under the Plan. In any other circumstances that would lead to the duplication of benefits, the Administrator also has the power to reduce or eliminate severance benefits provided under the Plan to ensure there is no duplication of benefits.
2.5    Release. To receive the Supplemental Severance Benefit and, if applicable, any offered outplacement services, the eligible Participant must sign, return and not revoke a general release of claims in favor of the Company (the “Release”) in substantially the form typically used by the Company. Such Release will include, in the sole discretion of the Administrator, obligations of the eligible Participant to protect the Company and its Employees. The Release must be executed by the Participant and become effective and not be revoked by the Participant by the 55th day after the Participant’s date of Employment Loss. If the Release does not become effective or is revoked within such timeframe, the Participant will not be entitled to receive the Supplemental Severance Benefit or any outplacement services.

2.6    Statement of Severance Benefits. Each Participant who experiences an Employment Loss will receive a personalized statement showing the calculation of his or her Basic Severance Benefit. Each such Participant will also receive a personalized statement showing the amount of his or her Supplemental Severance Benefit at the time the Administrator provides the Participant with the Release.
2.7    Time and Form of Payment. The Basic Severance Benefit will be paid by either a check or a direct deposit in the same manner as the Participant received his or her paycheck when employed as soon as reasonably practicable (and no later than ten (10) business days) following the date of the Participant’s Employment Loss). The Supplemental Severance Benefit will be paid to the Participant in one lump sum as soon as administratively practicable following the date on which the Release becomes effective and irrevocable, but in no event later than the first to occur of (i) thirty (30) business days after the Release becomes effective and irrevocable and (ii) March 15th of the calendar year following the calendar year during which the Participant experienced the Employment Loss. If the review period described in the Release spans two (2) taxable years, the payment will be made in the later of the two years, regardless of the year in which the Release is signed.
2.8    Withholding. The Company shall have the right to deduct from all payments hereunder any taxes required by applicable federal, state or local law to be withheld therefrom.
2.9    Payment of Severance Benefits upon a Participant’s Death. If a Participant dies after having satisfied all requirements to receive severance benefits, any severance benefits not already paid to him or her will be distributed to his or her legal successor, if not prohibited by law.
2.10    Effect of Severance Payments on Other Benefits. All other employee benefits cease and all employee benefit accruals will end on a Participant’s date of Employment Loss unless the terms of an employee benefit plan provide otherwise. Payments to a Participant under any employee benefit plan are governed solely by that plan.
ARTICLE 3
ADMINISTRATION OF THE PLAN
3.1    Administration. The Administrator shall have the exclusive right, power and authority, in his/her sole discretion, to determine conclusively all questions arising in connection with the administration, interpretation and application of the Plan. Without limiting the generality of the foregoing, the Administrator shall have the sole and absolute discretionary authority to:
(a)     take all actions and make all decisions (including factual decisions) with respect to the eligibility for, and the amount of, benefits payable under the Plan;
(b)    formulate, interpret and apply rules, regulations and policies necessary to administer the Plan;
(c)    decide all questions relating to the calculation and payment of benefits, and all other determinations made, under the Plan;
(d)    resolve and/or clarify any factual or other ambiguities, inconsistencies and omissions arising under the Plan or other Plan documents; and
(e)    process, and approve or deny, benefit claims and rule on any benefit exclusions.
Any and all interpretations and determinations by the Administrator under the Plan shall be final, conclusive and binding upon all persons. The Administrator may allocate, designate and appoint other persons or entities to carry out any of the Administrator’s duties and responsibilities under the Plan.

3.2    Amendments and Termination. The Company reserves the right to, at any time and without prior notice, amend or terminate the Plan; provided that Participants who have been notified in writing of an Employment Loss prior to any amendment or termination of the Plan will not have their severance benefits reduced as a result of such amendment or termination.
3.3    Governing Law. Except to the extent pre-empted by ERISA or other applicable federal law, the laws of the State of California will be the controlling law in all matters relating to this Plan, regardless of the choice-of-law rules of the State of California or any other jurisdiction.
3.4    Successors; Assigns. The terms and conditions of the Plan shall be binding on the successors and assigns of the Company (including successors and assigns by operation of law). Benefits under the Plan may not be assigned by the Participant.
3.5    Arbitration. Any controversy or claim between an Employee and the Company arising out of or relating to or concerning this Plan and any dispute regarding such Employee’s employment or the termination thereof or any dispute regarding the application, interpretation or validity of this Plan (each, an “Employment Matter”) will be finally settled by arbitration in a location determined by the Employee (which location must be located within the county in which the Employee primarily works) and administered by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules then in effect. In the event of any conflict between this Plan and the rules of the American Arbitration Association, the provisions of this Plan will be determinative. If the parties are unable to agree upon an arbitrator, they will select a single arbitrator from a list of seven (7) arbitrators designated by the office of the American Arbitrator Association having responsibility for the location selected by the Employee, all of whom will be retired judges who are actively involved in hearing private cases or members of the National Academy of Arbitrators, and who, in either event, are residents of such forum. If the parties are unable to agree upon an arbitrator from such list, they will each strike names alternatively from the list, with the first to strike being determined by lot. After each party has used three strikes, the remaining name on the list will be the arbitrator. The AAA’s Commercial Arbitration Rules will be modified in the following ways: (i) each arbitrator will agree to treat as confidential evidence and other information presented to them, (ii) there will be no authority to award punitive damages, (iii) there will be no authority to amend or modify the terms of the Plan and (iv) a decision must be rendered within ten (10) business days of the parties’ closing statements or submission of post-hearing briefs. To the extent permitted by law, the Company will pay or reimburse any reasonable expenses, including reasonable attorney’s fees, incurred by the Employee as a result of any Employment Matter; provided that if such expenses are not reimbursed in connection with a dispute that is exempt from Section 409A of the Code pursuant to Treas. Reg. 1.409A-1(b)(11), then such payment will be made by the Company to such Employee no later than the 30th calendar day following the date on which the dispute was resolved. The Employee or the Company may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in Los Angeles County, California or such other jurisdiction as the Employee may determine in his or her discretion to enforce any arbitration award under this Section 3.5.
3.6    No Right to Continued Employment. Nothing in this Plan shall affect the at-will employment status of any Employee.

3.7    Section 409A. To the fullest extent applicable, severance and any other benefits payable under the Plan are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Code (together with the applicable regulations thereunder, “Section 409A”). To the extent that any such amount or benefit is or becomes subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation under Section 409A, the Plan is intended to comply with the applicable requirements of Section 409A with respect to such amounts or benefits. The Plan shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent. An Employment Loss shall not be deemed to have occurred for purposes of any provision of this Plan providing for payment of amounts that constitute “nonqualified deferred compensation” unless or until such Employment Loss is also a “separation from service” from the Company within the meaning of Section 409A. Notwithstanding anything contained in the Plan to the contrary, whenever a payment under the Plan may be paid within a specified period or on a specified date, the actual date of payment within the specified period or based on such date shall be within the Company’s sole discretion, so long as the payment is made within a period permitted under Section 409A (as determined by the Company). For purposes of Section 409A, each payment made under this Agreement will be treated as a separate payment. In no event may the Employee, directly or indirectly, designate the calendar year of payment.
ARTICLE 4
DEFINITIONS
4.1    “Administrator” means the Executive Vice President of Human Resources, or such other person(s) or committee appointed from time to time by the Compensation, Nominating and Governance Committee to administer the Plan.
4.2    “Code” means the Internal Revenue Code of 1986, as amended.
4.3    “Company” means, collectively, PacWest Bancorp and its subsidiaries and any successors thereto.
4.4    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
4.5    “Employee” means any person employed by the Company.
4.6    “Other Company Agreement” means an employment agreement or other similar agreement with the Company (regardless of form) and any other plan, policy or arrangement with the Company.
4.7    “Weekly Base Pay” means the Participant’s base salary or wage rate at the time the Participant was notified in writing of the Employment Loss or at the time of the Employment Loss, whichever is greater, expressed as a weekly salary. For the avoidance of doubt, Weekly Base Pay excludes commissions, bonuses, overtime and any other extra lump sum compensation or payments provided to a Participant.
4.8    “Years of Service” means the total number of consecutive twelve-month periods of service of a Participant based upon the Participant’s most recent date of hire or date of rehire, as applicable, through the date of the Participant’s Employment Loss. A partial year shall not be counted as a Year of Service.

ARTICLE 5
CLAIMS FOR BENEFITS UNDER THE PLAN
5.1    Claims for Benefits under the Plan. If an Employee or former Employee believes he or she should have been eligible to participate in the Plan or disputes the amount of benefits received under the Plan, such individual may submit a claim for benefits in writing to the Administrator within 60 days after the individual’s termination of employment. If such claim for benefits is wholly or partially denied, the Administrator will, within a reasonable period of time, but no later than 90 days after receipt of the written claim, notify the individual of the denial of the claim. If an extension of time for processing the claim is required, the Administrator may take up to an additional 90 days; provided that the Administrator sends the individual written notice of the extension before the expiration of the original 90-day period. The notice provided to the individual will describe why an extension is required and when a decision is expected to be made. If a claim is wholly or partially denied, the denial notice: (1) will be in writing, (2) will be written in a manner calculated to be understood by the individual and (3) will contain (a) the reasons for the denial, including specific reference to those Plan provisions on which the denial is based; (b) a description of any additional information necessary to complete the claim and an explanation of why such information is necessary; (c) an explanation of the steps to be taken to appeal the adverse determination; and (d) a statement of the individual’s right to request arbitration as set forth in Section 3.5, in lieu of bringing a civil action under Section 502(a) of ERISA, following an adverse decision after appeal. The Administrator will have full discretion to deny or grant a claim in whole or in part. If notice of denial of a claim is not furnished in accordance with this section, the claim will be deemed denied and the claimant will be permitted to exercise his or her rights to review pursuant to Sections 5.2 and 5.3.
5.2    Right to Request Review of Benefit Denial. Within 60 days of the individual’s receipt of the written notice of denial of the claim, the individual may file a written request for a review of the denial of the individual’s claim for benefits. In connection with the individual’s appeal of the denial of his or her benefits, the individual may submit comments, records, documents or other information supporting the appeal, regardless of whether such information was considered in the prior benefits decision. Upon request and free of charge, the individual will be provided reasonable access to and copies of all documents, records and other information relevant to the claim.
5.3    Disposition of Claim. The Administrator will deliver to the individual a written decision on the claim promptly, but not later than 60 days after the receipt of the individual’s written request for review, except that if there are special circumstances which require an extension of time for processing, the 60-day period will be extended to 120 days; provided that the appeal reviewer sends written notice of the extension before the expiration of the original 60-day period. If the appeal is wholly or partially denied, the denial notice will: (1) be written in a manner calculated to be understood by the individual, (2) contain references to the specific Plan provision(s) upon which the decision was based, (3) contain a statement that, upon request and free of charge, the individual will be provided reasonable access to and copies of all documents, records and other information relevant to the claim for benefits and (4) contain a statement of the individual’s right to request arbitration as set forth in Section 3.5, in lieu of bringing a civil action under Section 502(a) of ERISA.
5.4    Exhaustion. An individual must exhaust the Plan’s claims procedures prior to proceeding with arbitration as set forth in Section 3.5 of the Plan.

Plan Name:	PacWest Bancorp Employee Severance Plan
Name, Address and Telephone Number of Plan Sponsor	PacWest Bancorp 5050 S. Syracuse Circle – Suite 1000 Denver, CO 80237 (720) 617-4980
Plan Sponsor’s I.D. No. (EIN)	33-0885320
Plan Number	501
Type of Plan	The Plan is a welfare benefit plan that provides severance benefits
Type of Administration	The Plan is administered by the Company
Name, Address and Telephone Number of Plan Administrator	PacWest Bancorp 5050 S. Syracuse Circle – Suite 1000 Denver, CO 80237 (720) 617-4980
Agent for Service of Legal Process	PacWest Bancorp c/o General Counsel 5050 S. Syracuse Circle – Suite 1000 Denver, CO 80237
Plan Year	January 1 – December 31

STATEMENT OF ERISA RIGHTS
The following statement is required by federal law and regulations
As a participant in the PacWest Bancorp Employee Severance Plan you are entitled to certain rights and protections under ERISA. ERISA provides that all Participants shall be entitled to:
Receive Information About Your Plan and Benefits
    Examine, without charge, at the Plan Administrator’s office and at other specified locations, all documents governing the Plan, including a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.
    Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.
    Receive a summary of the Plan’s annual Form 5500. The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report.
Prudent Actions by Plan Fiduciaries
In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including the Company or any other person, may terminate your employment or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.
Enforce Your Rights
If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, and if you have exhausted the internal claims procedures available to you under the Plan (discussed in Article 5 above) you may file suit in a state or Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions
If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.